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NEWS RELEASE                                                    EXHIBIT 20

                                             RELEASE DATE:  June 14, 1994

                                              CONTACT:      Guy Du Bose
                                                            (714) 727-1684


(Letterhead)



                    WESTCORP ANNOUNCES THE APPOINTMENT OF A
                   NEW PRESIDENT AND CHIEF OPERATING OFFICER

     Irvine, CA. Westcorp (NYSE:WES), the savings and loan holding company parent of Western Financial Savings Bank, F.S.B., Irvine, California (the "Bank"), announced today that Ernest Rady, the Chairman of the Board and Chief Executive Officer of Westcorp and Chairman of the Board of the Bank will assume the added duties and titles of President and Chief Operating Officer of Westcorp and President and Chief Executive Officer of the Bank, effective immediately, due to the resignation of Stephen W. Prough the current President and Chief Operating Officer of Westcorp and President and Chief Executive Officer of the Bank. Mr. Prough advised Westcorp today that he was resigning from his offices and as a director of both Westcorp and the Bank, effective June 15, 1994, to become the President and Chief Executive Officer of Downey Savings and Loan Association.

     Mr. Rady was one of the original founders of Westcorp, and has been actively involved in all aspects of its business, including most recently as Chairman of both Westcorp and the Bank. Westcorp and the Bank does not anticipate that there will be any significant changes in the current business activities or direction of Westcorp or the Bank in the near term.

     Western Financial Savings Bank, F.S.B. operates 26 retail bank branches throughout California, 17 mortgage banking offices and 8 automobile finance centers in California, Arizona and Nevada. The Company also offers consumer finance services through Westcorp Financial Services, a wholly-owned subsidiary with 42 offices in California, Oregon, Nevada, Arizona and Texas.



(94-208)


Westcorp, 23 Pasteur, Irvine, California 92718-3804, Telephone: (714) 727-1000